EXHIBIT 10.39

ADDENDUM TO

EMPLOYMENT AGREEMENT

THIS ADDENDUM TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Addendum”) dated as of June 1, 2013 by and between David M. Garrity, an individual residing at 157 East 32nd Street, Apartment 19B, New York, NY 10016 (the “Executive”) and Aspen University Inc., a Delaware Corporation (“Aspen”) dated as of June 9, 2011 (the “Agreement”) is made and entered into as of May 16, 2013, by and between Aspen Group, Inc., a Delaware corporation with offices at 224 West 30th Street, Suite 604, New York, NY 10001 (the “Company”), the Executive, under the following circumstances:

RECITALS:

A.

Aspen and the Executive entered into the Agreement, and the parties desire to amend the Agreement;

B.

The Company desires to secure the services of the Executive in a different capacity and replace Aspen as a party to the Agreement, upon the terms and conditions hereinafter set forth; and

C.

The Executive desires to provide such services to the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties mutually agree as follows:

Sections 1 - 7 of the Agreement are replaced with the following Sections 1-7 in this Addendum:

1.

Employment. The Company hereby employs the Executive and the Executive hereby accepts employment as an executive of the Company, subject to the terms and conditions set forth in this Agreement.

2.

Duties. The Executive shall serve as the Executive Vice President, Corporate Development, with such duties, responsibilities and authority as are commensurate and consistent with his position, including recruiting business from hospitals and other employers and promoting the Company within the investment community in the media, and other duties as may be, from time to time, assigned to him by the Board of Directors (the “Board”) or Chief Executive Officer (the “CEO”) of the Company. The Executive shall report directly to the Board and the CEO of the Company.  With respect to his investor relations duties, the Executive shall also report to the Chief Financial Officer. While employed by the Company, the Executive shall devote his full business time and efforts to the performance of his duties hereunder unless otherwise authorized by the Chief Executive Officer. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Executive for the making of passive personal investments, the conduct of private business affairs, charitable and professional activities such as holding non-executive Director-level position(s) with other firms, advising other firms and organizations such as The World Bank Group and appearing on broadcast media to discuss broad financial matters shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Company hereunder and do not violate the restrictive covenants set forth in Section 6 below.

3.

Term of Employment. Reserved.

4.

Compensation of Executive.

(a)

While employed by the Company, the Company shall pay the Executive as compensation for his services hereunder, at a rate of $100,000 per year  (the “Base Salary”), in accordance with the Company’s standard payroll practices, less such deductions as shall be required to be withheld by applicable law and regulations.  The first payment shall be made on June 1, 2013. While employed by the Company, for each fiscal year beginning May 1 and ending April 30th of the applicable fiscal year, the Executive shall have the opportunity to earn a bonus equal to 25% or 50% of his then Base Salary (the “Target Bonus”), based on the achievement of target performance goals established by the Compensation Committee at the beginning of the fiscal year; provided, however, that the earning of the Target Bonus is subject to the Company having at least $2,000,000 in available cash after deducting the Target Bonus paid to the Executive and any bonus owed to the executive officers of the Company for that fiscal year under their Employment Agreements (the “Cash Threshold”).  For the purposes of this Addendum only, the term “executive officers” shall mean any person who would be required to file ownership reports with the Securities and Exchange Commission if the Company registers its common stock under the Securities Exchange Act of 1934 (notwithstanding the fact that such registration has not occurred) and the Executive. If the Company is unable to pay the Target Bonus as a result of not meeting the Cash Threshold, the Executive shall be entitled to receive the Target Bonus in the Company’s common stock if the Company had positive Adjusted Earnings Before Interest Taxes Depreciation and Amortization (“Adjusted EBITDA Threshold”) for the applicable fiscal year. If the Company is unable to pay the Target Bonus as a result of not meeting the Cash Threshold or the Adjusted EBITDA Threshold, no Target Bonus will be earned for that fiscal year.  Further, if no target performance goals are established within three months of the beginning of a fiscal year, no Target Bonus can be earned for that fiscal year. As used in this Agreement, the Adjusted EBITDA Threshold is calculated as earnings (or loss) from continuing operations before preferred dividends, interest expense, income taxes, collateral valuation adjustment, bad debt expense, depreciation and amortization, and amortization of stock-based compensation.

(b)

The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred or paid by the Executive in the course of his employment, consistent with the Company’s policy for reimbursement of expenses from time to time.

(c)

The Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans, including perquisites, if any, as the Company provides to its senior executives.

(d)

Provided that the Executive is performing services in accordance with this Agreement or as a consultant to the Company under a Consulting Agreement, a form of which is attached to this Agreement as Appendix A, all of the unvested stock options held by the Executive as of the date of this Addendum shall continue to vest.

(e)

In addition to his Base Salary, the Executive shall receive 200,000 five-year stock options to purchase shares of the Company’s Common Stock.  The options shall be exercisable at $0.35 per share and shall vest in two equal annual increments (first vesting date being June 16, 2014), subject to the Executive providing services in accordance with this Agreement or as a consultant under the Consulting Agreement.  Provided that the Executive is providing the required services, if the Company terminates the Executive prior to receipt of $125,000, the options shall continue to vest, subject to the 2012 Equity Incentive Plan. If the Executive terminates the consulting relationship as provided in Appendix A, the options shall cease to vest.  The exercisability of all the options held by the Executive shall be subject to the Executive executing the Company’s standard stock option agreement.

5.

Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 5 shall survive the termination of the Executive’s employment hereunder, but shall expire six (6) months after the termination of the Consulting Agreement referred to in Section 4(d) supra. All references to the Company in Section 5 and Section 6 hereof shall include any subsidiary of the Company.

6.

Covenant Not To Compete or Solicit.  The Executive and the Company have entered into a Non-Competition and Non-Solicitation Agreement as of the date of this Agreement. Such Agreement will terminate six (6) months after the end of the Consulting Agreement referred to herein.

7.

Release.  The Executive hereby releases Aspen from any liability related to the Agreement, but not this Addendum.

8.

Termination.  If the Company terminates the Executive prior to the Executive receiving $125,000 under this Addendum, the Company shall pay the Executive the sum of $125,000 less any Base Salary paid to the Executive under this Addendum beginning June 1,

2013.  If the Company terminates the Executive after the Executive has received $125,000 hereunder, the Executive shall be paid $50,000.  The payments in the preceding sentences shall be referred to as the “Severance”.  The Severance, if any, shall be paid in the same manner as Base Salary as provided for in Section 4(a) of this Addendum.  If the Executive terminates his employment, becomes disabled or dies, the Company shall not owe the Severance or other payments owed under this Section 8.  Upon termination of the Executive’s employment, the Consulting Agreement (Appendix A) shall become effective.

9.

Deleted Sections.  Sections 8-10 shall be deleted from the Agreement.

Signature page follows

IN WITNESS WHEREOF, the Company and the Executive have executed this Addendum as of the date and year first above written.

Aspen Group, Inc.

By:	/s/ Michael Mathews
Michael Mathews,
Chief Executive Officer

Executive:

/s/ David Garrity
David Garrity